EXHIBIT 99.1

Contact:
Tere Miller
Vice President, Investor Relations
(760) 741-2111, ext. 1177

WILLIAM E. CLARK TO RETIRE AS REALTY INCOME CHAIRMAN
Donald R. Cameron to be Named Non-Executive Chairman

ESCONDIDO, CALIFORNIA, January 26, 2009….Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE: O) today announced that its non-executive chairman, William E. Clark, will retire from the Board of Directors effective after the Board’s regularly scheduled meeting on February 10, 2009. The Company also stated that the Corporate Governance and Nominating Committee has recommended, and the Board of Directors has elected, Donald R. Cameron as the new non-executive chairman effective upon Mr. Clark’s retirement.

Commenting on William Clark’s retirement, Tom A. Lewis, Vice Chairman and Chief Executive Officer, stated: “Bill’s retirement from the Board falls almost exactly on the 40th anniversary of the founding of the Company on February 18, 1969 by Bill and his wife, Joan. Bill and Joan’s drive and vision served as the inspiration for building ‘The Monthly Dividend Company®.’ Bill continued to lead the Company as chief executive officer from 1969, through Realty Income’s listing on the New York Stock Exchange in 1994, until he retired from the chief executive officer position in May of 1997. Bill’s contribution to the Company and his support of the management team has been very much appreciated and will be deeply missed. We wish both Bill and Joan great success in all of their future endeavors.”

Biography of Donald R. Cameron

Donald R. Cameron is a co-founder and president of Cameron, Murphy & Spangler, Inc., a securities broker-dealer firm and registered investment advisor located in Pasadena, California. Prior to founding Cameron, Murphy & Spangler in 1975, Mr. Cameron worked at the securities brokerage firm of Glore Forgan and Staats, Inc. and its successors (1969-1975). He has been an independent director of Realty Income, has chaired the Compensation Committee, and has been a member of the Nominating/Corporate Governance Committee since 1994. Mr. Cameron has also served as Realty Income’s lead independent director since May 2004.

Commenting on Mr. Cameron’s election as Board Chairman, Tom A. Lewis said, “Mr. Cameron has been an investor in Realty Income since the mid 1970’s and has been an active independent director for over 15 years. I look forward to working with Donald as the new chairman of The Monthly Dividend Company®.”

Realty Income, The Monthly Dividend Company®, is a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. To date the Company has paid 462 consecutive common stock monthly dividends throughout its 39-year operating history and increased the dividend 52 times since Realty Income’s listing on the New York Stock Exchange in 1994. The monthly dividend is supported by the cash flow from over 2,300 retail properties owned under long-term lease agreements with leading regional and national retail chains. The Company is an active buyer of net-leased retail properties nationwide.

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